                                                                    EXHIBIT 10.3



                            TIME BROKERAGE AGREEMENT

                                 by and between
                     SECOND GENERATION OF FLORIDA LTD, OWNER
                                       and
                          ACME TELEVISION, INC., BROKER
                                 with respect to
                        Station WTVK(TV), Naples, Florida
                            Dated as of March 2, 1998



================================================================================

                                            TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
            Section 1  Sale of Station Air Time........................................   2
      1.1.  Scope......................................................................   2
      1.2.  Term.......................................................................   2
      1.3.  Consideration..............................................................   3
      1.4.  Authorization..............................................................   4
            Section 2  Responsibilities and Rights.....................................   4
      2.1.  Owner's Responsibilities...................................................   4
      2.2.  Broker's Responsibilities..................................................   5
      2.3.  Ancillary Broadcast Rights.................................................   6
      2.4.  Advertising and Programming; Assumption of Certain Contracts...............   6
      2.5.  Political Advertising......................................................   6
      2.6.  Third Party Contracts......................................................   7
            Section 3  Compliance with Regulations.....................................   7
      3.1.  Licensee Authority.........................................................   7
      3.2.  Station Identification Announcements/EBS Tests.............................   8
      3.3.  Additional Licensee Rights and Obligations.................................   8
      3.4.  Access to Broker Materials.................................................   9
      3.5.  Regulatory Changes.........................................................   9
            Section 4  Station Programming.............................................   9
      4.1.  Station Broadcast Guidelines...............................................   9
      4.2.  Licensee Control of Programming............................................  10
      4.3.  Pre-Emption or Rejection of Programming; Interruption of Service...........  10
      4.4.  Children's Programming.....................................................  10
      4.5.  Advertising in Children's Television Programming...........................  11
            Section 5  Termination; Remedies Upon Default..............................  11
      5.1.  Termination................................................................  11
      5.3.  Title to Property Purchased By Broker Upon Termination.....................  12
            Section 6  Indemnification.................................................  13
      6.1.  Broker's Indemnification...................................................  13
      6.2.  Owner's Indemnification....................................................  13
      6.3.  Procedure for Indemnification..............................................  13
            Section 7  Broker's Use of Owner's Office and Studio Space.................  14
            Section 8  Miscellaneous...................................................  14
      8.1.  Assignment.................................................................  14
      8.2.  Call Letters...............................................................  14

      8.3.  Counterparts............................................................... 15
      8.4.  Entire Agreement........................................................... 15
      8.5.  Headings................................................................... 15
      8.6.  Governing Law.............................................................. 15
      8.7.  Notices.................................................................... 15
      8.8.  Attorneys' Fees............................................................ 16
     8.10.  Confidentiality............................................................ 16


                  TIME BROKERAGE AND PURCHASE OPTION AGREEMENT

           This Time Brokerage Agreement ("Agreement") , is made and entered into as of the _____ day of March 1998, by and between SECOND GENERATION OF FLORIDA LTD (the "Owner") and ACME TELEVISION, INC. (the "Broker").

                                WITNESSETH THAT:

           WHEREAS, Owner is the licensee of Station WTVK(TV), Naples, Florida (the "Station");

           WHEREAS, Owner and Broker have entered into an Asset Purchase Agreement ("Purchase Agreement") providing for the purchase of the Station Assets as defined therein by Broker subject to the consent of the Federal Communications Commission ("FCC");

           WHEREAS, Broker desires to acquire and/or produce television programs in conformity with this Agreement and all rules, regulations, and policies of the Federal Communications Commission (the "FCC") for broadcast on the Station;

           WHEREAS, Owner desires to accept the programs produced by Broker and to make broadcasting time on the Station available to Broker on terms and conditions which conform to FCC rules, regulations, and policies and to this Agreement; and

           NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the parties, intending to be legally bound, agree as follows:

                                    SECTION 1

                            SALE OF STATION AIR TIME

            1.1. SCOPE. Beginning on the commencement date specified in Section
1.2 hereof, Owner shall make available to Broker substantially all the Station's air time, as set forth in this Agreement, for broadcast of the programs acquired and/or produced by Broker. Broker shall provide entertainment and non-entertainment programming of its selection, together with commercial matter, news, public service announcements, and other suitable programming for broadcast on the Station (the "Programming") twenty-four hours per day, seven days per week, except during periods when Owner is presenting programming produced and/or acquired by Owner in accordance with the terms of this Agreement. All programming delivered by Broker to Owner shall be broadcast on the Station by Owner at the time received except as follows: Owner may set aside such time as it may require (up to eight hours per broadcast week) 6 a.m. and 10 a.m. on Sundays and/or 11:00 p.m. Sundays and 1:00 a.m. Mondays, and at such other times as Owner and

Broker may mutually agree upon, for the broadcast of regularly scheduled public affairs and other programming produced and/or acquired by Owner.

            1.2. TERM. The term of this Agreement shall commence on the later of
(a) the date of the Purchase Agreement or (b) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Commencement Date") and shall continue unless terminated earlier pursuant to Section 5 hereof until the occurrence of the earliest of the following events: (a) the consummation of the sale of the Station Assets pursuant to the Purchase Agreement; (b) the first day of the month following termination of the Purchase Agreement; or (c) the first day of the month following the date on which an order of the FCC denying its consent to the assignment of the Station's license to Broker becomes a Final Order.

            1.3. CONSIDERATION. (a) Broker shall pay Owner for the air time on the Station an amount that is sufficient to cover (i) the Owner's reasonable and necessary monthly costs of owning and operating the Station including, without limitation, the costs and expenses listed in Exhibit A hereto and (ii) Owner's monthly payments with respect to its long term debt which are also listed on Exhibit A (the "Monthly Fee"). The Monthly Fee shall be paid in advance, on the commencement of the term of this Agreement and on the first day of each month thereafter and shall be prorated for any partial month. Within fifteen (15) days of the end of every calendar quarter and upon termination of this Agreement the amount of the Monthly Fee paid during the calendar shall be reviewed to determine whether it exceeded, or fell short of, Owner's actual reasonable expenses of owning and operating the Station during the calendar quarter just ended or portion thereof ending on the termination date. Any excess amount shall be applied against the next Monthly Fee payment, or if the excess exists on the termination date, shall be refunded to Broker, and any shortfall shall be made up by Broker making a supplemental cash payment to Owner in the amount of the shortfall.

            (b) In addition to paying the Monthly Fee, Broker shall reimburse Owner for all costs and expenses of repairing and/or replacing worn out or defective equipment and components, including, without limitation, transmitter tubes, that are not covered by the reimbursement of costs and expenses provided in Section 1.3(b)(i) within ten (10) business days of receipt of a written request for such reimbursement accompanied by bills or other evidence reasonably satisfactory to Broker as to the actual cost of effectuating the equipment repairs or replacements; provided that Broker shall not be obligated to reimburse Owner for costs of repairing and replacing equipment and components which are covered by insurance and/or manufacturer's or supplier's warranties; and provided further that Broker shall not reimburse Owner for any capital improvements in the Station unless such capital improvements are approved, in advance and in writing, by Broker.

            1.4. AUTHORIZATION. Owner and Broker each represent that it is legally qualified, empowered, and able to enter into this Agreement, that this Agreement has been approved by all necessary corporate action or membership action, as the case may be, and that this Agreement will not constitute a breach or default under its articles of organization, by-laws, operating agreement or under any agreement or court order to which it is a party or under which it is legally bound.

                                    SECTION 2

                           RESPONSIBILITIES AND RIGHTS

            2.1.      OWNER'S RESPONSIBILITIES.

                      (a) Owner shall be solely responsible for, and shall pay in a timely manner, all costs of operating, owning, and controlling the Station, including, but not limited to, utilities, rent, and maintenance costs for the Station's transmitter and antenna system and the Station's main studio, except that Broker shall reimburse Owner for all music licensing fees attributable to programming presented over the Station by Broker in the manner specified in
Section 2.2 hereof to the extent not paid for by Broker.

                      (b) Owner shall be responsible for the Station's compliance with all applicable provisions of the Communications Act of 1934, as amended, the rules, regulations, and policies of the FCC and all other applicable laws pertaining to the ownership and operation of the Station.

                      (c) Owner shall be responsible for engaging its own general manager, who shall be responsible for overseeing the operation and programming of the Station, and for employing, or contracting with, its own chief operator, who shall be responsible for the Station's compliance with all engineering requirements and for the employment of an employee who will staff the main studio during regular business hours.

                      (d) Owner shall be responsible for the salaries, taxes, insurance, and related costs of all personnel employed by Owner.

                      (e) Owner shall be responsible for maintaining all authorizations required for the operation of the Station in full force and effect during the term of this Agreement, unimpaired by any acts or omissions of Owner.

                      (f) Owner shall be responsible for repair and maintenance of the Station's equipment and facilities, all of which shall be kept in a good state of repair and good working condition so as to permit their operation in compliance with the rules and regulations of the FCC and the standards of good engineering practice; provided that Owner shall be entitled to reimbursement for all costs and expenses that Owner reasonably incurs in fulfilling this responsibility as provided for in Section 1.3(b) hereof.

                      (g) Owner shall cooperate with Broker, at Broker's expense, in making such arrangements as Broker shall reasonably request for delivery of the Programming from any remote location to the Station's main studio and/or directly to the Station's transmitter sites.

                      (h) Owner shall maintain full replacement value insurance with respect to the Station's technical equipment and, in the event of any loss or damage to such property, Broker shall use the proceeds of any applicable insurance policies to replace, restore, or repair the lost or damaged property as promptly as practicable.

                      (i) Owner shall receive and handle mail, telephone calls, and faxes in connection with Owner's ownership and operation of the Station.

            2.2.      BROKER'S RESPONSIBILITIES.

                      (a) Broker shall employ and be responsible for the salaries, taxes, insurance, and related costs for all personnel involved in the production of the Programming supplied to the Station hereunder, and all other costs incurred by Broker for the production of the Programming and the sale of time in and promotion of the Programming.

                      (b) Broker shall be responsible for, and shall pay when due, all music licensing fees in connection with the Programming during the term of this Agreement regardless of whether the legal responsibility for the payment of such fees to the music licensing entities is the Owner's or the Broker's.

                      (c) Broker shall be responsible for any expenses incurred in the origination and/or delivery of the Programming from any remote location to the Station's main studio and/or directly to the Station's transmitter site, and for any publicity or promotional expenses incurred by Broker.

                      (d) Broker shall be responsible for including in the Programming the sponsorship identification announcements with respect to the time brokered programming and advertising and other material included in the Programming in exchange for consideration as are required by the rules of the FCC and the Communications Act of 1934, as amended (the "Act").

                      (e) When Broker's employees are on the Station's premises, they will be subject to the supervision of the Station's General Manager and Chief Operator.

                      (f) Broker shall be responsible for its own telephone system and local and long distance telephone and fax service and costs.

            2.3. ANCILLARY BROADCAST RIGHTS. During the term of this Agreement, Owner shall lease the subcarriers on the Station to Broker in further consideration of Owner's compensation pursuant to Section 1.3 of this Agreement. Broker may transmit material over the subcarriers and retain any revenue therefrom without additional compensation to Owner.

            2.4. ADVERTISING AND PROGRAMMING; ASSUMPTION OF CERTAIN CONTRACTS. Broker shall be entitled to all revenue from the sale of advertising or program time on the Station. Broker does not assume any obligation of Owner under any contract or advertising arrangement entered into by Owner, except that Broker does assume (i) Owner's obligations under all contracts for the sale of air time on the Station, for cash, that were entered into in the ordinary course of business, are in effect on the Commencement Date and are cancelable on thirty
(30) days' notice and (ii) Owner's obligations under the programming, barter and other agreements listed in Exhibit B hereto.

            2.5. POLITICAL ADVERTISING. Broker shall cooperate and consult with Owner concerning Owner's policies and practices regarding political advertising and otherwise take such steps as may be necessary or appropriate in order to assist Owner's compliance with its obligations under the Communications Act of 1934, as amended, and the rules, regulations and policies of the

FCC, with respect to the carriage of political advertisements and programs (including, without limitation, the rights of candidates and, as appropriate others, to "equal opportunities") and the charges permitted therefor. To this end, Broker will provide Owner with information as to the lowest unit rate for all classes and categories of time in the Programming that Broker offers for sale to commercial advertisers, and, at the request of Owner, shall provide copies of advertising contracts and other documents used by Broker to determine the lowest unit rate applicable to any class or category of time. Broker will promptly notify Owner of any changes in its lowest rates which occur during the forty-five day period before any primary election and the sixty days period before any general election. Owner shall, after timely consultation with Broker, have the right to sell to candidates for federal political office as much time in the Programming for political advertisements as Owner reasonably believes is necessary in order for Owner to satisfy its obligations to afford federal candidates reasonable access to the facilities of the Stations and to comply with its obligations to afford such candidates equal opportunities, and Broker shall insert such political advertisements in the Programming; provided that to the extent practicable and consistent with Owner's obligations as the licensee of the Station, Owner will consult with Broker regarding the number and scheduling of political advertisements to be inserted in the Programming; and provided further that Broker will be entitled to the net revenue received by Owner from the sale of political advertisements inserted in the Programming.

            2.6. THIRD PARTY CONTRACTS. Broker will not enter into any third-party contracts which purport to bind Owner in any way without Owner's prior written approval, which approval shall not be unreasonably withheld.

                                    SECTION 3

                           COMPLIANCE WITH REGULATIONS

            3.1. LICENSEE AUTHORITY. Nothing in this Agreement shall abrogate the unrestricted authority of the Owner to discharge its obligations to the public and to otherwise comply with applicable law, and the rules, regulations, and policies of the FCC. Without limiting the generality of the foregoing, Broker recognizes that Owner will have certain obligations to broadcast programming which covers issues of public importance in Naples, Florida. The parties intend that Owner will use all or a substantial portion of the air time reserved to it under Section 1.1 above to satisfy its programming obligations. Owner shall, on a regular basis, assess the issues of concern to its community and address those issues in its public service programming. Broker, in cooperation with Owner, will endeavor to ensure that programming responsive to the needs and interests of the community of license and the surrounding area is broadcast in compliance with applicable FCC requirements. Owner will prepare and place in the Station's public file (a) quarterly lists of public issues and the programming broadcast in response thereto as required by the FCC's rules and (b) children's television programming reports. Broker will submit to Owner on or before the 5th day of the first month of each calendar quarter (a) a listing of the programs and public service announcements included in the Programming during the preceding calendar quarter that were responsive to the needs, issues and problems of the Station's service area and (b) the draft quarterly reports of children's programming referred to in Section 4.4. hereof for the purpose of assisting the Owner in preparing its quarterly "issues/programs lists" and children's television programming reports. Broker shall provide Owner, upon request, such other information necessary to enable Owner to prepare records and reports required by the FCC or other local, state or federal government entities.

            3.2. STATION IDENTIFICATION ANNOUNCEMENTS/EAS TESTS. During all hours when Broker is delivering the Programming for broadcast over Station, Broker shall include in the Programming, at the appropriate times, the hourly station identification announcement required to be broadcast over Station. During all hours when Broker is delivering the Programming for broadcast over Station, Broker shall maintain at the location from which the Programming is being originated a receiver capable of receiving test messages and alerts over the Emergency Alert System, which EAS receiver shall be continuously monitored. If an EAS test or alert is received during the hours when Broker is delivering the Programming for broadcast over Station, Broker shall cause the appropriate EAS test or alert message to be transmitted over Station, shall, in the event of an actual activation of the Emergency Alert System, cause all steps that Station is required to take in such an event to be taken, and shall be responsible for assuring that the receipt and broadcast of all EAS tests and alerts are properly recorded in the station log.

            3.3.      ADDITIONAL LICENSEE RIGHTS AND OBLIGATIONS.

                      (a) Owner retains the right to interrupt Broker's programming in case of an emergency, although both parties shall cooperate in the broadcast of emergency information over the Station.

                      (b) Owner shall also coordinate with Broker the Station's hourly station identification announcements so that such announcements are aired in accord with FCC rules. Owner and Broker shall coordinate the broadcast of such sponsorship identification announcements as are necessary and appropriate concerning the programming supplied by Broker hereunder.

                      (c) Owner shall maintain a main studio within the Station's principal city contour.

                      (d) Owner represents that all reports and applications required to be filed with the FCC, including, without limitation, ownership reports, employment reports, quarterly issues/programs lists, information concerning the broadcast of children's educational and informational programming, and documentation of compliance with commercial limits applicable to certain children's television programming, and all reports and applications required to be filed with any other governmental agency, department or body in respect of the Station, have been, and will in the future be, filed in a timely manner and are and will be true and complete and accurately present the information contained therein and, to the extent required to be kept in the public inspection file of the Station, are and will be kept in such file.

                      (e) Owner shall maintain the Stations logs, receive and respond to telephone inquiries, and control and oversee any remote control point which might be established for the station.

            3.4. ACCESS TO BROKER MATERIALS. Owner, solely for the purpose of ensuring Broker's compliance with the law, FCC rules, and Station policies, shall be entitled to review on a confidential basis any programming material relating to Station broadcasts as it may reasonably request. Broker shall provide Owner with copies of all correspondence relating to the Station's broadcasts and all complaints received from the public.

            3.5. REGULATORY CHANGES. In the event of any directive, order or decree of an administrative agency or court of competent jurisdiction, including without limitation any material change or clarification in FCC rules, policies, or precedent, that would cause this Agreement to be invalid or violate any applicable law, and such order or decree has become effective and has not been stayed, the parties will use their respective best efforts and negotiate in good faith to modify this Agreement to the minimum extent necessary so as to comply with such order or decree without material economic detriment to either party, and this Agreement, as so modified, shall then continue in full force and effect.

                                    SECTION 4

                               STATION PROGRAMMING

            4.1. STATION BROADCAST GUIDELINES. Owner has adopted and will enforce certain guidelines ("Guidelines"), a copy of which appears as Exhibit C hereto. Broker agrees and covenants to comply in all material respects with the Guidelines and to all rules and regulations of the FCC with respect to the programming supplied to the Station by Broker.

            4.2. LICENSEE CONTROL OF PROGRAMMING. Broker recognizes that the Owner has full authority to control the operation of the Station. The parties agree that Owner's authority includes, but is not limited to, the right to reject or refuse such portions of Broker's programming which Owner reasonably believes to be contrary to the public interest; provided that Owner shall use its best efforts to give Broker prior notice of Owner's objection to Broker's proposed programming, including the basis for such objection, and a reasonable opportunity to substitute acceptable programming. In accordance with the Guidelines and FCC rules, regulations and policies, Owner and Broker will cooperate in an effort to avoid conflicts regarding programming on the Station.

            4.3. PRE-EMPTION OR REJECTION OF PROGRAMMING; INTERRUPTION OF SERVICE. Except as disclosed in the Purchase Agreement, on the Commencement Date the Station shall be operating in material compliance with the terms of its FCC licenses. In the event Owner pre-empts or rejects programming from Broker pursuant to the terms of this Agreement (except in order to present children's programming which Owner deems necessary in order to fulfill its obligations on the Children's Television Rules referred to below), or in the event that the Station experiences a Service Interruption as defined in the Purchase Agreement, the amount due Owner pursuant to Section 1.3 shall be prorated based on the percentage that the total hours in any calendar month of Programming pre-empted or rejected by Owner, or not aired due to a Service Interruption, bears to the total amount of Programming that Broker would have broadcast over the Station during the month if no Programming had been pre-empted or rejected and/or no Service Interruption had occurred; provided that no credit shall be given based upon Service Interruptions unless the Service Interruptions in any month exceed 4 hours in the aggregate.

            4.4. CHILDREN'S PROGRAMMING. Owner shall be responsible for ensuring that the Station complies with its obligations under the Children's Television Act of 1990 and the rules and policies promulgated by the FCC thereunder (the "Children's Television Rules"). During the term of this Agreement, Broker agrees that it will use a portion of the air time that it has acquired the rights to program under this Agreement to fulfill the Owner's obligations under the Children's Television Rules. Specifically, Broker will include in the Programming and broadcast at appropriate times at least three (3) hours per week of "core" programming as defined in Section 73.671 (a) of the Commission' s Rules, Broker shall broadcast announcements regarding the availability of FCC Form 398, and Broker shall broadcast educational and informational public service announcements. In connection with the children's programming broadcast by Broker, on the last day of each calendar quarter during the term hereof Broker shall provide Owner with draft quarterly reports on FCC Form 398 of children's programming presented by Broker reflecting that the programming broadcast by Broker during the quarter to which such report pertains satisfied Owner's obligations under the Children's Television Rules. In the event that Broker fails to fulfill its obligations under this Section, in addition to the exercise of any other rights that Owner may have with hereunder, Owner shall have the right to provide or, if necessary, substitute children's programming and announcements of Owner's selection for Broker's Programming to the extent deemed necessary by Owner to comply with its obligations under the Children's Rules and Broker shall not be entitled to any reduction or adjustment in the Monthly fee as a consequence of any such pre-emption.

            4.5. ADVERTISING IN CHILDREN'S TELEVISION PROGRAMMING. Broker warrants that it will not broadcast advertising within programs originally designed for children aged 12 years and under in excess of the amounts permitted under applicable FCC rules, and that it will take all steps reasonably necessary to pre-screen children's programming broadcast during the hours it is providing such programming to establish that advertising is not being broadcast in excess of the applicable FCC Rules.

                                    SECTION 5

                   TERMINATION; REMEDIES UPON MATERIAL BREACH

            5.1. TERMINATION. This Agreement may be terminated as set forth below by either Owner or Broker by written notice to the other if the party seeking to terminate is not then in material breach hereof, upon the occurrence of any of the following:

                      (a) this Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction, such order or decree has gone into effect and has not been stayed, and the parties are unable, after negotiating in good faith pursuant to Section 3.5 for a period of at least thirty (30) days, to modify this Agreement to comply with such order or decree.

                      (b) the other party is in material breach of its obligations hereunder and has failed to cure such breach within ten (10) business days after receipt of written notice thereof from the non-breaching party in the case of Broker's failure to pay Owner any amount due hereunder or Broker's breach of the Guidelines or any FCC rule, regulation or policy concerning the material broadcast by Broker over the Station; provided that, if the breach is one that cannot be cured with reasonable diligence within ten (10) days, but could be cured within an additional thirty (30) days and the breaching party is diligently attempting to cure the breach, then the non-breaching party may not terminate this Agreement on account of such breach until such additional thirty (30) day period has elapsed without a cure;

                      (c) the mutual consent of both parties; or

                      (d) there is a change in FCC rules, policies or precedent that would cause this Agreement to be in violation thereof and such change is in effect and has not been stayed, and the parties are unable, after negotiating in good faith pursuant to Section 3.5 for at least thirty (30) days, to modify this Agreement to comply with the change in FCC rules, policies or precedent.

            5.3. TITLE TO PROPERTY PURCHASED BY BROKER UPON TERMINATION. Upon termination of this Agreement, title to any property purchased by Broker for use in connection with the operation of the station or purchased by Owner for the cost of which purchase Owner has been reimbursed pursuant to Section 1.3(c)(ii) hereof, shall be transferred to Broker and Broker shall have the right to remove and dispose of such property as it sees fit.

                                    SECTION 6

                                INDEMNIFICATION.

            6.1. BROKER'S INDEMNIFICATION. Broker shall indemnify, defend, and hold harmless Owner from and against any and all claims, losses, costs, liabilities, damages, FCC forfeitures, and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature, and description, arising out of (i) Broker's broadcasts under this Agreement; (ii) any misrepresentation or breach of any warranty of Broker contained in this Agreement; (iii) any breach of any covenant, agreement, or obligation of Broker contained in this Agreement; and (iv) any act or omission by Broker or Broker's employees or agents in the exercise of any of Broker's rights or the performance of any of its obligations hereunder.

            6.2. OWNER'S INDEMNIFICATION. Owner shall indemnify, defend, and hold harmless Broker from and against any and all claims, losses, costs, liabilities, damages, FCC forfeitures, and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature, and description, arising out of (i) Owner's broadcasts under this Agreement; (ii) any misrepresentation or breach of any warranty of Owner contained in this Agreement; (iii) any breach of any covenant, agreement or obligation of Owner contained in this Agreement; and (iv) any act or omission by Owner or Owner's employees or agents in the exercise of any of Owner's rights or the performance of any of its obligations hereunder.

            6.3. PROCEDURE FOR INDEMNIFICATION. The party seeking indemnification under this Section ("Indemnitee") shall give the party from whom it seeks indemnification ("Indemnitor") prompt notice, pursuant to Section 10.7, of the assertion of any such claim, provided that the failure to give notice of a claim within a reasonable time shall only relieve the Indemnitor of liability to the extent it is materially prejudiced thereby. Promptly after receipt of written notice, as provided herein, of a claim by a person or entity not a party to this Agreement, the Indemnitor shall assume the defense of such claim; provided that (i) if the Indemnitor fails, within a reasonable time after receipt of written notice of such claim, to assume the defense, compromise, and settlement of such claim, Indemnitee shall have the right to assume the defense of, and to compromise or settle the claim on behalf of and for the account and risk of the Indemnitor subject to the right of the Indemnitor (upon notifying the Indemnitee of its election to do so) to assume the defense of such claim at any time prior to the settlement, compromise, judgment, or other final determination thereof, (ii) if the Indemnitee in its sole discretion so elects, it shall (upon notifying the Indemnitor of its election to do so) be entitled to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of counsel so employed shall (except as contemplated by clause
(i) above) be borne solely by the Indemnitee, and (iii) the Indemnitor may not settle any claim without the consent of the Indemnitee; provided that, if the Indemnitee does not consent to a bona fide offer of settlement made by a third party and the settlement involves only the payment of money, then the Indemnitor may, in lieu of payment of that amount to such third party, pay that amount to Indemnitee. After such payment to the Indemnitee, the Indemnitor shall have no further liability with respect to that claim or proceeding and the Indemnitee shall assume full responsibility for the defense, payment or settlement of such claim or proceeding.

                                    SECTION 7

                 BROKER'S USE OF OWNER'S OFFICE AND STUDIO SPACE

           In further consideration of the payments that Broker is to make to Owner pursuant to Section 1.3 hereof, Owner shall permit Broker's employees to utilize the office and studio space currently used as the Station's studios and offices rent free for the conduct of Broker's programming and business activities in connection and/or in furtherance of this Agreement.

                                    SECTION 8

                                  MISCELLANEOUS

            8.1. ASSIGNMENT. Neither party may assign its rights and obligations hereunder without the prior written consent of the other party which will not be unreasonably withheld, except that Broker may assign its rights and obligations under this Agreement to any entity to which it simultaneously assigns its rights and obligations under the Purchase Agreement. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.

            8.2. CALL LETTERS. During the term of this Agreement, Owner will not, without Brokers's prior written consent, request that the Station's call letters be changed. Upon request of Broker and at Broker's expense, Owner shall change its call letters (with the consent of the FCC) to such call letters that Broker shall designate.

            8.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

            8.4. ENTIRE AGREEMENT. This Agreement, the Exhibits hereto, and the Purchase Agreement embody the entire agreement and understanding of the parties with respect to the matters deal with herein and supersede any and all contemporaneous and prior agreements, arrangements, and understandings relating to matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the party to be charged therewith.

            8.5. HEADINGS. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

            8.6. GOVERNING LAW. The obligations of Licensee and Broker are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Communications Act of 1934, as amended, and the rules and regulations of the FCC. The construction and performance of the Agreement will be governed by the laws of the State of Florida without regard to the choice of law rules used in that jurisdiction.

            8.7. NOTICES. Any notice, demand, or request required or permitted to be given under the provisions of the Agreement shall be deemed effective if made in writing (including telecommunications) and delivered to recipient's address or facsimile number set forth under its name below by any of the following means: (a) hand delivery, (b) registered or certified mail, postage pre-paid, or (c) Federal Express or like courier service (but not Postal Service Express Mail). Notice made in accordance with this section shall be deemed delivered upon receipt.

               To Owner:     Thomas J. Embrescia, Chairman
                             Second Generation of Florida Ltd
                             One Radio Lane
                             Cleveland, OH  44114
                             Fax:  216-687-0145

               With a copy that will not constitute notice to:

                             David Tillotson, Esquire
                             4606 Charleston Terrace, N.W.
                             Washington, D.C.  20007-1911
                             Fax:  202-965-2018

               To Broker:    Douglas Gealy, President
                             ACME Television, LLC
                             10829 Oliver Boulevard
                             St. Louis, MO  63141
                             Fax:  314-989-0616

                                     and

                             Tom Allen, Executive Vice President
                             ACME TELEVISION, LLC
                             2101 East 4th Street, Suite 202
                             Santa Ana, CA  92705
                             Fax:  714-245-9494

               With a copy that will not constitute notice to:

                             Lewis J. Paper, Esq.
                             Dickstein Shapiro Morin & Oshinsky, LLP
                             2101 L Street, N.W.
                             Washington, DC  20037
                             Fax:  202-887-0689

            8.8. ATTORNEYS' FEES. If either party initiates any litigation against the other involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys' fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

            8.9. DISPUTES RESOLUTION. Any dispute arising out of or related to this Agreement that the parties are unable to resolve between themselves shall be settled in the manner specified in Section 9.14 of the Purchase Agreement which provisions are incorporated herein by reference.

            8.10. CONFIDENTIALITY. Subject to the requirements of applicable FCC regulations, including Section 73.3613(d) of the Commission's rules [47 C.F.R.
Section 73.3613(d)], the parties agree to use their respective best efforts to keep the terms of this Agreement confidential. The parties will not publicize the existence of this Agreement, except that the parties will cooperate to inform their respective employees of the existence of this Agreement and to broadcast appropriate sponsorship identification announcements concerning the programming provided by Broker hereunder. In the event that either party receives a request, under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or a government body, including but not limited to the FCC, to disclose all or any part of the information contained in this Agreement, the party receiving the request shall (i) promptly notify the other party of the existence of circumstances surrounding such request, (ii) consult with the other party, to the extent practicable, as to the appropriate response to the request, and (iii) if disclosure of such information is required, exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the information disclosed.

                        [Signatures are on the next page]

            IN WITNESS WHEREOF, the parties hereto have executed this Time Brokerage Agreement on the day and year-first written above.

                                        SECOND GENERATION OF FLORIDA LTD



                                        By: /s/ Thomas Embrescia
                                            ------------------------------------
                                            Thomas Embrescia
                                            Chairman


                                        ACME TELEVISION, LLC



                                        By: /s/ Thomas D. Allen
                                            ------------------------------------
                                            Thomas D. Allen
                                            Executive Vice President and
                                             Chief Financial Officer

           The following Exhibits have been intentionally omitted by the Registrants.

                    Exhibit A - Monthly Fee
                    Exhibit B - Programming Agreements and Barter Commitments Exhibit C - Guidelines

           A copy of any omitted Exhibit will be provided to the Securities and Exchange Commission upon request.



                                      xvii